Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 5, 2014, with respect to the consolidated financial statements of Pangaea Logistics Solutions Ltd. (f/k/a Bulk Partners (Bermuda) Ltd.) contained in its Registration Statement on Form S-4, filed on May 13, 2014 (File No. 333-195910) which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Boston, MA

December 31, 2014